Filed Pursuant to Rule 424(b)(3)
File No. 333-171977

CAMBRIDGE HEART, INC.

Prospectus Supplement No. 3 dated June 28, 2012

to the Prospectus dated April 18, 2012

On June 27, 2012, Cambridge Heart, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) the attached Current Report on Form 8-K. The attached information supplements and supersedes, in part, the information in the prospectus.

This prospectus supplement is incorporated by reference into, and should be read in conjunction with, the prospectus, and is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including all amendments or supplements to it.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement no. 3 is truthful or complete. Any representation to the contrary is a criminal offense.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 25, 2012

CAMBRIDGE HEART, INC.

(Exact Name of Registrant as specified in its charter)

Delaware	000-20991	13-3679946
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Ames Pond Drive, Tewksbury, Massachusetts 01876

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (978) 654-7600

Not Applicable

(Registrant’s name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

On June 25, 2012, the stockholders of Cambridge Heart, Inc. (the “Company”) approved an amendment to Article Fourth of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to increase the number of shares of Common Stock authorized for issuance from 250,000,000 to 500,000,000.

The complete text of the Certificate of Amendment is hereto as Exhibit 3.1.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The following provides a summary of votes cast for the proposals on which the stockholders of the Company voted at the annual meeting of stockholders held on June 25, 2012 (the “Annual Meeting”):

Proposal 1. The election of five directors to serve terms until the next annual meeting of stockholders and the election of their successors.

Director Nominee	For	Withheld	Broker Non-Votes
Roderick de Greef	49,458,298	2,474,080	45,064,734
Ali Haghighi-Mood	49,239,256	2,693,122	45,064,734
John McGuire	49,706,423	2,225,955	45,064,734
Paul McCormick	49,708,623	2,223,755	45,064,734
Jeffrey Wiggins	49,558,523	2,373,855	45,064,734

Proposal 2. The approval of an amendment to the Certificate of Incorporation increasing the number of shares of Common Stock authorized for issuance from 250,000,000 to 500,000,000.

For	Against	Abstain	Broker Non-Votes
84,331,901	11,372,751	1,292,457	0

Proposal 3. The ratification of the appointment of McGladrey LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

For	Against	Abstain	Broker Non-Votes
89,035,607	2,636,791	5,324,711	0

Item 8.01. Other Events.

As of June 25, 2012, 100,112,960 shares of the Company’s common stock were outstanding. On an as-converted basis, the Company has 124,659,416 shares of common stock issued and outstanding, including 100,112,960 shares of common stock issued, 4,180,602 shares issuable upon conversion of the Series C-1 Convertible Preferred Stock and 20,365,854 shares issuable upon conversion of the Series D Convertible Preferred Stock.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

3.1	Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Registrant dated June 27, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CAMBRIDGE HEART, INC.

By:	/s/ Vincenzo LiCausi
Vincenzo LiCausi
Chief Financial Officer

Date: June 27, 2012